                                                                    EXHIBIT 99.1
                                                                    ------------

Logo of WHITTAKER  NEWS RELEASE




            WHITTAKER CORPORATION EXPECTS SECOND QUARTER OPERATING

              LOSS ITS COMMUNICATIONS SEGMENT, GAINS IN AEROSPACE

                                    SEGMENT


     SIMI VALLEY, CA., MAY 7, 1996- Whittaker Corporation (NYSE:WKR) announced today that it expects to report lower sales and an operating loss in its Communications segment for the second fiscal quarter, ended April 30, 1996. The Company anticipates the Communications segment sales to be approximately $14.3 million and a pretax operating loss to be in the range of $3.3 million to $3.7 million, before a technology-in-process write-off associated with the acquisition of Xyplex, Inc. on April 10, 1996.

     Whittaker also announced that it expects to report higher sales in its Aerospace segment. Operating profit for the quarter for the Aerospace segment is also expected to rise, before a one-time pre-tax charge of approximately $650,000 relating to the streamlining of Whittaker's defense electronics unit.

     "We have taken action to accelerate our technology development, which we believe will increase sales of our leading ATM-compatible hubs and our acclaimed internetworking and remote access products," said Thomas A. Brancati, Chief Executive Officer and President. "We have also taken action to accelerate the integration of Xyplex with Whittaker

                                    -more-

Communications, which we believe will improve operating performance of the combined unit."

     The Company attributed the decline in Communications sales primarily to schedule slippage in the introduction of new products and to delays by several major customers, including the Federal government, in placing pending orders.

     Reasons cited for the Communications operating loss include planned expenses for engineering, development, sales and marketing related to the new product launch, without the benefit of the planned increase in sales. Also cited was the short time period between the closing of Whittaker's Xyplex acquisition and the end of the quarter, which reduced the Company's ability to realize the synergies of the acquisition in the second quarter.

     "We are disappointed with the delays, but we are confident our strategy for growth remains sound," said Mr. Brancati. "Demand for our new products appears strong because of the technical edge they will provide to our customers. We remain optimistic about our solid opportunities in our communications business." Mr. Brancati also pointed to the continued strength in the Company's Aerospace business. He added that he expected that the second quarter issues are unlikely to affect the Company's performance in 1997.

     Commenting on the recent acquisition, Mr. Brancati said, "Since completing the acquisition, we have become even more convinced that Xyplex is an excellent addition to our communications business, with its world-class products and extensive distribution network."

     As previously indicated by the Company, results for the quarter will also include significant interest income arising from tax refunds. Second quarter earnings are expected to be reported May 28.

                                     --2--

     Whittaker Corporation, based in Simi Valley, Ca., provides products and services with a high technology and engineering content to the aerospace and communications industries, through its two principal operating segments. For additional information on Whittaker, contact the Internet Home Page at URL address: http://www.whittaker.com.

                                     # # #

                                     --3--